Exhibit 99.1

PRESS RELEASE	Nephros, Inc. 41 Grand Ave River Edge, NJ 07661 T: 201. 343. 5202 F: 201. 343. 5207 www.nephros.com

Nephros Receives 510(k) Clearance for DSU-H and SSU-H Ultrafilters

RIVER EDGE, NJ, October 28, 2014 /PR Newswire-FirstCall/ -- Nephros, Inc. (OTCQB:NEPH), a commercial stage medical device company that develops and sells high performance liquid purification ultrafilters and an on-line mid-dilution hemodiafiltration system for use with a hemodialysis machine for the treatment of chronic renal failure patients, today announced that the Company has received 510(k) clearance from the Food and Drug Administration (“FDA”) to market its DSU-H and SSU-H Ultrafilters for use in the hospital setting.

The DSU-H and SSU-H Ultrafilters are intended to be used to filter EPA quality drinking water. The filters retain bacteria, viruses and endotoxin. By providing ultrapure water for patient washing and drinking, the filters aid in infection control. The filters also produce water that is suitable for wound cleansing, cleaning of equipment used in medical procedures and washing of surgeon’s hands. The filters are not intended to provide water that can be used as a substitute for USP sterile water.

“The 510(k) clearance of our DSU-H and SSU-H Ultrafilters represents a significant step forward in helping hospitals and other healthcare facilities with their infection control strategies.” said John C. Houghton, President & CEO of Nephros, Inc. “Nephros will be launching the DSU-H and SSU-H Ultrafilters in collaboration with its hospital distributors over the coming weeks.”

The U.S. Hospital Market

According to the America Hospital Association there are approximately 5,700 hospitals and 920,000 beds in the U.S. and the United States Centers for Disease Control and Prevention (“CDC”) estimates that healthcare associated infections (“HAI”) annually account for 1.7 million infections and 99,000 deaths. HAIs affect patients in a hospital or other healthcare facility, and are not present or incubating at the time of admission. They also include infections acquired by patients in the hospital or facility but appearing after discharge, and occupational infections among staff. Many HAIs are waterborne bacteria and viruses that can thrive in aging or complex plumbing systems often found in healthcare facilities. The Affordable Care Act (“ACA”), which was passed in March 2010, puts in place comprehensive health insurance reforms that aim to lower costs and enhance quality of care. With its implementation, healthcare providers have substantial incentives to deliver better care or be forced to absorb the expenses associated with repeat medical procedures or complications like HAIs. As a consequence, hospitals and other healthcare facilities are proactively implementing strategies to reduce the potential for HAIs. Our ultrafilters are designed to aid in infection control in the hospital and healthcare setting by treating facility water just prior to it being used.

About Nephros, Inc.

Nephros is a commercial stage medical device company that develops and sells high performance liquid purification filters. Our filters, which we call ultrafilters, are primarily used in dialysis centers for the removal of biological contaminants from water, bicarbonate concentrate and/or blood.

We were founded in 1997 by healthcare professionals affiliated with Columbia University Medical Center/New York-Presbyterian Hospital to develop and commercialize an alternative method to hemodialysis (HD). We have extended our filtration technologies to meet the demand for liquid purification in other areas, in particular water purification.

Presently, we offer ultrafilters for sale to customers in five markets:

•	Dialysis Centers - Water/Bicarbonate: Filtration of water or bicarbonate concentrate used in hemodialysis devices

•	Dialysis Centers - Blood: Treatment of patients with chronic renal failure using the OLPūr H2H Hemodiafiltration (“HDF”) Module in conjunction with a UF controlled hemodialysis machine and its accessories, the H2H Module accessories, appropriately prepared water and ultrapure dialysate for hemodialysis and the OLPūr MD 220 Hemodiafilter

•	Hospitals and Other Healthcare Facilities: Filtration of water to be used for patient washing and drinking as an aid in infection control. The filters also produce water that is suitable for wound cleansing, cleaning of equipment used in medical procedures and washing of surgeon’s hands

•	Military and Outdoor Recreation: Highly compact, individual water purification devices used by soldiers and backpackers to produce drinking water in the field

•	Commercial Facilities: Filtration of water for washing and drinking including use in ice machines and soda fountains

For more information about Nephros, please visit the company’s website at www.nephros.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements”. Such statements include statements regarding the efficacy and intended use of our technologies under development, the timelines for bringing such products to market and the availability of funding sources for continued development of such products and other statements that are not historical facts, including statements which may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond our control. Actual results may differ materially from the expectations contained in the forward-looking statements. Factors that may cause such differences include, but are not limited to, the risks that our DSU-H and SSU-H Ultrafilters may not be accepted by hospitals and other healthcare facilities, which could adversely affect our potential sales and revenues and we may encounter problems with distributors of our DSU-H and SSU-H Ultrafilters.

More detailed information about us and the risk factors that may affect the realization of forward-looking statements, including the forward-looking statements contained in this press release, is set forth in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and our other periodic reports filed with the SEC. We urge investors and security holders to read those documents free of charge at the SEC’s website at www.sec.gov. We do not undertake to publicly update or revise our forward-looking statements as a result of new information, future events or otherwise, except as required by law.